Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 14, 2016 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $3,032,000 for the three months ended November 30, 2015, compared to sales of $2,852,000 for the prior year period, an increase of $181,000 or 6%. Although not directly reported, a comparison of the three months ended November 30, 2015 to the three months ended August 31, 2015, also showed an increase in sales of $57,000 or 2%, a continuing upward trend for this Fiscal Year. The current quarter’s sales include deliveries to the glass coating industry, textile industry and continued sales of SonoFlux equipment to the electronics printed circuit board industry.

The Company reported net income of $244,000 for the three months ended November 30, 2015, compared to $202,000 for the prior year period, an increase of $42,000. The Company also expects to report continuing profitability in the fourth quarter, based on current backlog and shipments to date.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the continuing strengthening of our business, as viewed from our quarter to quarter proposal backlog and sales activity and year over year performance. We anticipate that our future growth will benefit from the creation of our New Product Development Team, which has recently shipped two new application designs to customers for use and evaluation in their industries, and we expect these new products will help us create continued organic growth next year in keeping with our 2020 goals.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and create new applications; continued penetration into the glass coating, textile and electronics printed circuit board markets and the ability to maintain and build backlog, achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2015	2014	2015	2014

Net Sales	$8,890,027	$7,906,332	$3,032,457	$2,851,906

Gross Profit	$4,328,854	$3,849,742	$1,466,119	$1,399,689

Income Before Taxes	$688,044	$549,071	$284,697	$278,715

Net Income	$541,176	$384,100	$243,565	$202,432

Basic Earnings Per Share	$0.04	$0.03	$0.02	$0.01

Diluted Earnings Per Share	$0.04	$0.03	$0.02	$0.01

Weighted Average Shares - Basic	14,941,150	14,713,893	14,946,274	14,718,162

Weighted Average Shares - Diluted	15,040,273	14,942,137	15,043,873	14,958,070